UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934
ROVER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-3147201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
720 Olive Way, 19th Floor
Seattle, WA 98101
(Address of Principal Executive Offices, including zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Rover Group, Inc. (f/k/a Nebula Caravel Acquisition Corp.) (the “Registrant”) hereby amends the registration statement on Form 8-A (File No. 001-39774) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on December 7, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants to purchase Class A Common Stock (the “Warrants”).

On July 30, 2021 (the “Closing”), Nebula Caravel Acquisition Corp., our legal predecessor and a special purpose acquisition company sponsored by affiliates of True Wind Capital (“Caravel”), consummated the previously announced merger with A Place for Rover, Inc., d/b/a Rover (“Legacy Rover”), and Fetch Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Caravel pursuant to a Business Combination Agreement dated February 10, 2021 (the “Merger”). Pursuant to the Merger, Merger Sub merged with and into Legacy Rover, the separate corporate existence of Merger Sub ceased, and Legacy Rover continued as the surviving corporation in the Merger and as a wholly owned subsidiary of Caravel. The Merger was approved by Caravel’s stockholders at a meeting held on July 28, 2021. In connection with the Closing, the Registrant changed its name from Nebula Caravel Acquisition Corp. to Rover Group, Inc. Similarly, all of Caravel’s outstanding warrants became Warrants to acquire shares of Rover Group, Inc. Class A Common Stock on the same terms as Caravel’s warrants. In addition, each of the Registrant’s certificate of incorporation and bylaws was amended and restated.

The description of the Class A Common Stock and Warrants registered hereunder is set forth under the heading “Description of Capital Stock” in the Registrant’s final prospectus filed with the SEC on September 23, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333- 259519), as thereafter amended and supplemented from time to time (the “Prospectus”), and is incorporated herein by reference. Any prospectus supplement to the Prospectus that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein.

Item 2. Exhibits.

        The following exhibits are incorporated herein by reference:

3.1
Amended and Restated Certificate of Incorporation of the Company. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on August 5, 2021)

3.2	Amended and Restated Bylaws of the Company. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on August 5, 2021)
4.1
Specimen Class A Common Stock Certificate of the Company. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on August 5, 2021)

4.2
Specimen Warrant Certificate of the Company. (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-250804) filed with the SEC on December 1, 2020)

4.3
Warrant Agreement, dated as of December 8, 2020, by and between Caravel and American Stock Transfer and Trust Company, LLC, as warrant agent. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on December 11, 2020)

4.4	Form of Investor Rights Agreement. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on February 11, 2021)
4.5	Form of PIPE Subscription Agreement. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on February 11, 2021)
4.6
Sponsor Support Agreement, dated as of February 10, 2021, by and among Caravel, Legacy Rover, the Sponsor, and the holders of the Founder Shares. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on February 11, 2021)

4.7	Form of Lock-Up Agreement. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-39774) filed with the SEC on February 11, 2021)

SIGNATURE

Pursuant to the requirements of Section of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 6, 2021

ROVER GROUP, INC.

/s/ Tracy Knox
Tracy Knox
Chief Financial Officer